EXHIBIT 10.60

SERIES A PREFERRED STOCK EXCHANGE AGREEMENT

by and between

C & K MARKET, INC.

and

UNIFIED WESTERN GROCERS, INC.

Dated as of December 29, 2003

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	4.12	Patents and Trademarks.	7

	4.13	Compliance with Laws and Agreements.	7

	4.14	Contracts.	7

	4.15	Environmental Matters.	8

	4.16	Obligations to and from Company Related Parties.	8

	4.17	License and Permits.	9

	4.18	Employees.	9

	4.19	Insurance Coverage.	9

	4.20	Brokers or Finders.	9

	4.21	Affiliate Transactions.	9

	4.22	Disclosures.	10

5.	Representations and Warranties of UWG.		10

	5.1	Organization and Power.	10

	5.2	Authority for Agreement.	10

	5.3	Governmental Consent.	10

	5.4	Ownership of the Old UWG Shares.	10

	5.5	Litigation.	11

	5.6	Investment.	11

	5.7	Accredited Investor.	11

	5.8	Transferability.	11

6.	Conditions to UWG's Obligation.		11

	6.1	Certificates and Documents.	11

	6.2	Accuracy of Representations and Warranties.	12

	6.3	Performance.	12

	6.4	Compliance with Covenants.	12

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	6.5	Closing Certificate.	12

	6.6	Consents and Waivers.	12

	6.7	Material Adverse Change.	12

	6.8	Statement of Withdrawal.	12

	6.9	Due Diligence Review.	12

	6.10	Supply Agreement.	12

	6.11	Shareholders Agreement.	13

	6.12	Litigation.	13

	6.13	Other Financing.	13

	6.14	Opinion of Company's Counsel.	13

	6.15	Update of Membership Documentation.	13

	6.16	Right of First Refusal Agreement.	13

	6.17	Articles of Restatement.	13

	6.18	Shareholders Guaranty.	13

	6.19	Nidiffer Subordination Agreement.	13

	6.20	Nidiffer Exchange Agreement.	13

	6.21	GECC Letter Agreement.	14

	6.22	Other Matters	14

7.	Conditions to the Company's Obligation		14

	7.1	Accuracy of Representations and Warranties.	14

	7.2	Performance.	14

	7.3	Litigation.	14

8.	Covenants Of The Company.		14

	8.1	Affirmative Covenants	14

	8.2	Negative Covenants	18

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	8.3	Other Covenants.	24

9.	Financial and Other Information.		25

	9.1	Interim Period Financial Statements	25

	9.2	Unaudited Annual Statements	25

	9.3	Audited Annual Statements	25

	9.4	Compliance Certificate	26

	9.5	Monthly Reports	26

	9.6	Other Reports	26

	9.7	Notification	26

10.	Indemnification.		26

	10.1	Obligation to Indemnify	26

	10.2	Notice of Asserted Liability	27

	10.3	Opportunity to Defend	27

	10.4	Right of Offset	27

11.	Miscellaneous.		28

	11.1	Notices	28

	11.2	Governing Law	28

	11.3	Severability of Provisions	29

	11.4	Survival of Agreements	29

	11.5	Successors and Assigns	29

	11.6	Entire Agreement; 2000 Purchase Agreement	29

	11.7	Amendments and Waivers	29

	11.8	Waiver; Remedies Cumulative	29

	11.9	Expenses	30

	11.10	Counterparts	30

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11.11	Exhibits and Schedules	30

11.12	Headings; Table of Contents	30

11.13	Public Announcements; Confidentiality.	30

11.14	Stock Legend	30

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SERIES A PREFERRED STOCK EXCHANGE AGREEMENT

THIS SERIES A PREFERRED STOCK EXCHANGE AGREEMENT (“Agreement”) is entered into and executed as of December 29, 2003, by and between C & K Market, Inc., an Oregon corporation (the “Company”), and Unified Western Grocers, Inc., a California corporation (“UWG”).

R E C I T A L S

A. Pursuant to that certain Preferred Stock Purchase Agreement (the “2000 Purchase Agreement”) dated as of December 19, 2000, by and between the Company and UWG, UWG purchased Eighty Thousand (80,000) shares (the “Old UWG Shares”) of the Company’s Series A-1 Preferred Shares (the “Old Series A Preferred”).

B. The Company contemplates a recapitalization and exchange of all of the issued and outstanding shares of capital stock of the Company (the “Recapitalization”).

C. Dividends of $1,683,099.58 have accrued with respect to the Old UWG Shares but remain unpaid to UWG as of December 31, 2003.

D. Pursuant to the Recapitalization, the Company and UWG have agreed that all of the Old UWG Shares will be exchanged for, and the obligation of the Company to pay to UWG the dividends accrued with respect to the Old UWG Shares but unpaid as of December 31, 2003 (the “Accrued Dividends”) will be discharged and satisfied in full, in return for the issuance and delivery by the Company to UWG of Ninety-Five Thousand (95,000) shares (the “New UWG Shares” or the “Shares”) of the Company’s newly issued Series A-2 Preferred Shares (the “New Series A Preferred”), having the rights, restrictions, privileges and preferences contained in the Articles of Incorporation of the Company, as amended by the Articles of Restatement (the “Articles”), and the payment by the Company to UWG of an amount equal to the positive difference between the Accrued Dividends and $1,500,000 (such difference, the “Excess Dividend Payment”) (such transaction, collectively, the “Exchange”).

E. The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders that the Company and UWG consummate the Exchange and the transactions contemplated hereby and by the Transaction Documents.

F. The Company and UWG intend that the Exchange be treated as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986 or any successor law, and regulations issued by the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury (the “IRS”) pursuant thereto (the “Code”), and that this Agreement constitute a “plan of reorganization” for such purposes.

G. As a condition to the obligation of UWG to effect the Exchange, the Company has agreed to execute a long term supply agreement with UWG and certain shareholders of the Company (the “Shareholders”) have agreed to execute a Shareholders Agreement, among other agreements, with respect to the obligations of the Company to UWG and the operation of the Company in the future.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the parties agree as follows:

1. Interpretation.

1.1 Definitions. In addition to terms defined elsewhere in this Agreement, when used in this Agreement, each term set forth on Annex A attached to this Agreement shall have the respective meaning given to that term in Annex A or in the provision of this Agreement referenced in Annex A. In this Agreement the singular includes the plural and the plural the singular and words importing any gender include the other genders.

1.2 Accounting Terms. Unless otherwise defined or specified in this Agreement, all accounting terms used in this Agreement shall be interpreted and all accounting determinations shall be made in accordance with GAAP.

2. Authorization And Exchange of Shares.

2.1 Authorization. The Company has duly authorized the issuance and delivery to UWG of the Shares in exchange for the transfer and delivery to the Company at the Closing of all of the Old UWG Shares and the discharge and satisfaction in full of the Accrued Dividends.

2.2 Exchange of Shares. Subject to the terms and conditions of this Agreement, at the Closing UWG will transfer and deliver to the Company all of the Old UWG Shares. In consideration of and in exchange for the Old UWG Shares and the discharge and satisfaction in full of the Accrued Dividends, on the Closing Date the Company will issue and deliver to UWG the Shares and will pay the Excess Dividend Payment to UWG.

2.3 Discharge and Satisfaction of Accrued Dividends on the Old UWG Shares. The Company and UWG acknowledge and agree that a portion of the consideration for the Shares being issued by the Company and transferred and delivered to UWG in exchange for the Old UWG Shares and the Excess Dividend Payment is being paid by the discharge and satisfaction of the Accrued Dividends.

3. The Closing.

3.1 Time and Place. The closing (the “Closing”) of the Exchange shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th floor, Los Angeles, California 90071, at 10:00 a.m. on December 31, 2003, or at such other time, date and place as are mutually agreeable to the Company and UWG. The date of the Closing is herein referred to as the “Closing Date”.

3.2 Deliveries at Closing.

(a) Deliveries of the Company. At the Closing, the Company will issue and deliver to UWG a certificate representing the Shares and deliver to UWG such other documents to evidence satisfaction of UWG’s conditions to the Closing set forth in Section 6. The certificate shall be registered on the Company’s books in the name of UWG and shall be in form satisfactory to UWG and its counsel. At the Closing, the Company will pay UWG an amount equal to the Excess Dividend Payment by wire transfer of immediately available United States Dollars to the account or accounts designated in writing by UWG.

(b) Deliveries of UWG. At the Closing, the Company will transfer and deliver to the Company the certificate(s) representing the Old UWG Shares for cancellation.

4. Representations and Warranties of the Company. Except to the extent disclosed by the Company (with specific reference to the Section of this Section 4 to which such disclosure relates) in the Disclosure Schedule attached to this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to UWG as follows:

4.1 Organization and Power; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and has all requisite power and authority (i) to own, lease and operate its properties and to carry on its business as it is now conducted and as proposed to be conducted, (ii) to enter into and perform the terms of this Agreement and the Transaction Documents and to carry out the transactions contemplated by herein and therein. The Company is duly qualified or licensed as a foreign corporation authorized to do business in all jurisdictions in which the character of its properties or the nature of its activities makes such qualification or licensing necessary. The Company has no Subsidiaries.

4.2 Capitalization. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws. Schedule 4.2 sets forth (both immediately prior to and immediately following the Closing): (a) the authorized capital stock of the Company; the number of shares thereof issued and outstanding; and a list of the shareholders of the Company, showing the number of shares of each class and series of the Company’s capital stock held by each shareholder, and (b) the outstanding indebtedness of the Company (including the amount, interest rate, maturity and other material terms thereof) and a list of the holders of such indebtedness. The Company has delivered true and complete copies of any agreements, documents and instruments evidencing such indebtedness to UWG.

4.3 Agreements With Respect to Capital Stock. Except (i) as expressly contemplated in this Agreement, the Articles, the Shareholders Agreement or the Right of First Refusal Agreement with respect to the Shares, or (ii) as disclosed on Schedule 4.3, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof; no person or entity is entitled to any preemptive or similar right with respect to the issuance of any capital stock of the Company or any rights with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended; and, there is no agreement, written or oral, between the Company and the holders of its capital stock, or, to the best of the knowledge of the Company, among any holders of its capital stock, relating to the acquisition, disposition or transfer (either optional or otherwise) or voting of the capital stock of the Company.

4.4 Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and the Shares when so issued, sold and delivered against exchange therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable, free and clear of any Liens.

4.5 Authority. The execution, delivery and performance by the Company of this Agreement, the Transaction Documents and the GECC Loan Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and this Agreement, the Transaction Documents and the GECC Loan Agreement have been duly executed and delivered by the Company. Upon their execution and delivery by the Company, this Agreement, the Transaction Documents and the GECC Loan Agreement will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms. The execution, delivery and performance of this Agreement, the Transaction Documents and the GECC Loan Agreement by the Company and the offer, issuance, exchange and delivery of the Shares will not violate any provision of law (including without limitation federal and state securities laws) and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles or the Bylaws of the Company or any indenture, lease, contract, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company.

4.6 Governmental Consent. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority by the Company is required in connection with the execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the offer, issue, exchange and delivery of the Shares under this Agreement and the Transaction Documents.

4.7 Litigation. There are no suits, actions, arbitrations, or legal, administrative, or other proceedings, governmental investigations or contract renegotiations pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries which (i) if decided adversely to the Company or its Subsidiaries, could have a material adverse effect on its or their respective business, assets or financial condition, or (ii) question the validity of this Agreement, the Transaction Documents or the Shares to be issued under this Agreement. The Company is not in violation of or default with respect to any judgments, orders, writs, injunctions or decrees of any court or governmental department, agency or instrumentality which violation or default could have a material adverse effect on its business, assets or financial condition.

4.8 Financial Statements; Changes.

(a) The Company has furnished to UWG complete and correct copies of its (i) balance sheets, statements of income and retained earnings and statements of cash flow, as at December 31, 2000, 2001 and 2002, in each case certified by Musser & Associates, the Company’s independent certified public accountants (the “Audited Financial Statements”), and (ii) unaudited balance sheet, profit and loss statement and cash flow statement as at September 30, 2003, certified by the Company’s Chief Financial Officer (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company, as at the dates and for the periods indicated, and have been prepared in accordance with GAAP, except that the Interim Financial Statements do not contain notes to financial statements required by GAAP.

(b) Except as set forth on Schedule 4.8, since the date of the Interim Financial Statements, there has not been with respect to the Company:

(i) any change in its assets, liabilities, financial condition or operating results from that reflected in the Interim Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets, properties, financial condition, operating results, prospects or business (as such business is presently conducted and as it is currently proposed to be conducted);

(iii) any waiver or compromise of a valuable right or of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation, except in the ordinary course of business and that is not material to its assets, properties, financial condition, operating results or business (as such business is presently conducted and as it is currently proposed to be conducted);

(v) any change or amendment to a material contract or arrangement by which it or any of its assets or properties is bound or subject;

(vi) any declaration or payment of any dividend or other distribution of any of its assets;

(vii) any material change in any compensation arrangement or agreement with any employee;

(viii) any other event or condition of any character that might materially and adversely affect its assets, properties, financial condition, operating results or business (as such business is presently conducted and as it is currently proposed to be conducted);

(ix) any amendments or changes in its Articles of Incorporation or Bylaws except for those changes contemplated by the Statement of Withdrawal and the Articles of Restatement;

(x) any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees;

(xi) any incurrence, assumption or guarantee of any debt for borrowed money; issuance or sale of any securities convertible into or exchangeable for debt securities; or issuance or sale of options or other rights to acquire any securities convertible into or exchangeable for any such debt securities;

(xii) any making of any loan, advance or capital contribution to any person other than travel loans or advances made in the ordinary course of business and not in excess of $10,000; or

(xiii) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any of its employees.

4.9 Undisclosed Liabilities. The Company has no material liability or obligation, absolute or contingent (individually or in the aggregate), that is not disclosed in the Interim Financial Statements, except obligations and liabilities incurred after the date of the Interim Financial Statements in the ordinary course of business that are not individually or in the aggregate material.

4.10 Taxes. Within the times and in the manner prescribed by law, the Company has filed all federal, state, county and local tax returns and reports required by law and has paid all taxes, assessments, other governmental charges and penalties on the Company or any of its properties, assets, income or franchises shown on those returns to be due and payable. All of those tax returns were substantially correct as filed, and the Company has no material unpaid taxes, assessments, other governmental charges and penalties on its properties, assets, income or franchises. None of the federal income, state sales or state franchise tax returns of the Company has ever been audited by the Internal Revenue Service, the State of Oregon or any other jurisdiction where the Company has filed or is required to file a state sales or franchise tax return. The Company is not presently under audit and has not executed any waiver of any statute of limitations as to taxes of any nature. There are no present disputes about taxes of any nature by the Company.

4.11 Property and Assets. The Company has good and marketable title to all the assets, interests in assets, and leasehold interests, whether real, personal, or mixed, tangible or intangible, including those reflected in the Interim Financial Statements (collectively, the “Properties”). The Properties are free and clear of restrictions on or conditions to transfer or assignment, mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (i) those disclosed in the Interim Financial Statements or in the Disclosure Schedule, (ii) the lien of current taxes not yet due and payable or those payable without penalty or interest, and (iii) minor matters that, individually or in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present use of any of the Properties nor materially impair present business operations. The Company enjoys peaceful and undisturbed possession under all of the leases under which any of the Properties are held by it, none of which contains any unusual or burdensome provisions that will materially impair or adversely affect the operations of the Company or the Company’s ability to perform its obligations under this Agreement and the Transaction Documents, and all such leases are valid, subsisting and in full force and effect, and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default under any thereof.

4.12 Patents and Trademarks. Set forth on Schedule 4.12 attached to this Agreement is a true and complete list of all patents, trademarks, service marks, trade names, copyrights, licenses, and rights with respect to them, used in or necessary for the conduct of the Company’s business as now conducted and proposed to be conducted (collectively, the “Licenses”). The Company owns or possesses the unrestricted right to use, free and clear of any rights or claims of others, the Licenses necessary for the conduct of its business as now conducted and proposed to be conducted, and the Company is not obligated or under any liability whatever to make any payments as royalties, fees or otherwise to any owner of, licensor of, or other claimant to, the Licenses.

4.13 Compliance with Laws and Agreements. The Company has complied with and is not in violation of, nor has it received notice of violation of, any applicable federal, state or local statute, law or regulation affecting its properties or the operation of its business. The Company is not in violation, breach or default of any term or provision of (i) the Articles or its Bylaws, or (ii) any term or provision of any lease, license, note, contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement applicable to or binding on it which violation, breach or default could have a material adverse effect on its business, assets or financial condition or could impair or adversely affect the Company’s ability to perform its obligations under this Agreement or the Transaction Documents.

4.14 Contracts. Schedule 4.14 attached to this Agreement sets forth a list of all material agreements and all Guaranties of any nature to which the Company is a party or by which it or its properties is bound (“Material Agreements”), including, without limitation,

(i) each agreement (other than agreements for the purchase on open account of merchandise for resale in the ordinary course of business at the Company’s supermarket locations) which requires future expenditures by the Company in excess of $100,000, (ii) all employment and consulting agreements, employee benefit, bonus, pension, profit sharing, stock option, stock purchase and similar plans and arrangements, (iii) any agreement to which any shareholder, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended), is presently a party, including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payment to, any such shareholder, officer, director, affiliate or associate, or providing for the guarantee by the Company of any debt or other obligation of any such shareholder, officer, director, affiliate or associate and (iv) any other existing or currently effective agreement, contract, or commitment that is material to the Company or any of its affiliates. All the Material Agreements are valid and binding obligations of the Company, in full force and effect in all material respects. The Company is not in material default or aware of any material default by another party, either pending or threatened, with respect to any of the Material Agreements. The Company is not a party to or bound by any material contract, agreement or instrument, or subject to any restriction under the Articles or its Bylaws, that adversely affects its business as presently conducted or as currently proposed to be conducted, its properties, its financial condition, or its ability to perform its obligations under this Agreement and the Transaction Documents.

4.15 Environmental Matters. Except as disclosed in Schedule 4.15, none of the presently or previously owned, leased or occupied real property of the Company has: (i) ever been used by the Company or any of its Subsidiaries or any previous owners, lessees or operators in the disposal of or to refine, generate, manufacture, produce, store, handle, treat, transfer, release, process or transport any Hazardous Waste or Hazardous Substance, except as specifically authorized by, or in compliance with, law or pursuant to valid and effective permits or other appropriate forms of governmental approval; (ii) been designated, listed or identified in any manner by the EPA or any other federal or state governmental agency charged with administering and enforcing an Environmental Protection Statute; or (iii) been the subject of any written summons, citation, notice, directive, letter or other communication from the EPA or any other federal or state governmental agency or instrumentality, authorized pursuant to an Environmental Protection Statute concerning any intentional or unintentional action or omission by the Company or any of its Subsidiaries resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of Hazardous Waste or Hazardous Substances into the Environment resulting in damage thereto.

4.16 Obligations to and from Company Related Parties. Set forth on Schedule 4.16 is a true, correct and complete schedule of (a) all of the material obligations of the Company to all officers, directors, shareholders and key employees of the Company, including any member of their immediate families and (b) all of the obligations of the Company’s officers, directors, shareholders and key employees, including any member of their immediate families (other than expense advances made in the ordinary course of business) to the Company both immediately prior to and immediately after the Closing. Except as disclosed in Schedule 4.16, the Company’s officers, directors and shareholders have no interest (other than as non-controlling holders of securities of a publicly-traded company), either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently or in the past two years: (a) provides any services or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to, or competitive with any activity of the business in which the Company is now engaged; (b) is a supplier of, customer of, creditor of, or has an existing contractual relationship (other than employment contracts) with the Company; or (c) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of or used by the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company.

4.17 License and Permits. The Company has all licenses, permits and other authorizations of governmental authorities, domestic and foreign, necessary in the conduct of its business. The Company has not received any notice (nor, to its best knowledge, does it have any reason to believe) that revocation is being considered with respect to any of such licenses, permits or authorizations.

4.18 Employees. The Company has complied in all respects with all laws relating to the employment of labor, including, without limitation, provisions relating to wages, hours, equal opportunity, collective bargaining, payment of social security and other taxes, and ERISA, except where the failure to comply would or could not have a materially adverse effect on the condition (financial or otherwise), properties, assets, operations, results of operations, business, prospects or rights of the Company. The Company’s employees are not represented by any union, and the Company is not aware of any organizing activities with respect to any of its employees.

4.19 Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility insuring the Company and its Properties and business against losses and risks. Such policies include, without limitation, property loss insurance policies with extended coverage, sufficient in amount to allow the Company to replace any of its tangible properties which might be damaged or destroyed by the risks normally covered by such policies.

4.20 Brokers or Finders. The Company has not retained any broker or finder in connection with the transactions contemplated by this Agreement and shall indemnify UWG against, and hold UWG harmless of and from, any liability for any commission or compensation in the nature of a commission or finder’s fee to any broker or other person or firm allegedly retained by the Company (and the costs and expenses of defending against such liability or asserted liability) or for which the Company, its employees or its representatives are responsible.

4.21 Affiliate Transactions. Except pursuant to the Nidiffer Exchange Agreement as in effect on the date hereof and as set forth on Schedule 4.21, the Company and its Subsidiaries have not entered into any lending, borrowing or other commercial transaction with any of its Subsidiaries, Affiliates, officers, directors or employees, including, without limitation, payment of any management, consulting, advisory or similar fee.

4.22 Disclosures. This Agreement, including all schedules attached to this Agreement, and all statements, certificates and other written instruments or material furnished to UWG or its counsel by or on behalf of the Company under or in connection with this Agreement and the transactions contemplated by this Agreement, when read together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in them, in light of the circumstances under which they were made, not misleading. The Company knows of no information or fact which has or would have a material adverse effect on the financial condition, business, operations or prospects of the Company or any of its Subsidiaries, any of its or their properties or assets or its ability to perform its obligations under this Agreement and the Transaction Documents that has not been set forth in this Agreement or otherwise previously disclosed to UWG in writing.

5. Representations and Warranties of UWG. UWG hereby represents and warrants to the Company as follows:

5.1 Organization and Power. UWG is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to enter into and perform the terms of this Agreement and to carry out the transactions contemplated by this Agreement. UWG is duly qualified or licensed as a foreign corporation authorized to do business in all jurisdictions in which the character of its properties or the nature of its activities makes such qualification or licensing necessary.

5.2 Authority for Agreement. The execution, delivery and performance by UWG of this Agreement have been duly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by UWG. Upon its execution and delivery by UWG, this Agreement will constitute the legal, valid and binding obligation of UWG enforceable against UWG in accordance with its terms. Except for federal and state securities laws, statutes, rules and regulations (as to which no representation or warranty is made), the execution, delivery and performance of this Agreement by UWG will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles or Bylaws of UWG or any indenture, lease, contract, agreement or other instrument to which UWG is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to UWG.

5.3 Governmental Consent. Except for such as may be required under any federal or state securities laws, statutes, rules or regulations (as to which no representation or warranty is made), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority by UWG is required in connection with the execution and delivery of this Agreement, its acquisition of the Shares under this Agreement, or the issuance to UWG of the common stock of the Company on the conversion of the Shares.

5.4 Ownership of the Old UWG Shares. UWG is the sole record and beneficial owner and holder of the Old UWG Shares, and has good and marketable title to the old UWG Shares, free and clear of restrictions to transfer or assignment (other than restrictions imposed by federal and state securities laws), and the full power of disposition over and full right to transfer the Old UWG Shares to the Company in exchange for the Shares and the Excess Dividend Payment in accordance with the terms and conditions of this Agreement.

5.5 Litigation. There are no suits, actions, arbitrations, or legal, administrative, or other proceedings, governmental investigations or contract renegotiations pending nor, to the best of UWG’s knowledge, threatened against or affecting UWG which question the authority of UWG to enter into this Agreement or the validity of this Agreement.

5.6 Investment. UWG is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof.

5.7 Accredited Investor. UWG is an accredited investor within the meaning of Rule 501(a) (3) of Regulation D promulgated under the Securities Act of 1933, as amended. UWG is capable of evaluating the merits and risks of the investment of the Shares and protecting its own interests in connection therewith by virtue of preexisting business relationships with the Company and because UWG has sufficient knowledge and experience in financial and business matters. UWG has not been organized, reorganized or recapitalized for the specific or primary purpose of acquiring the Shares.

5.8 Transferability. UWG understands that the Shares have not been registered under the Securities Act of 1933, as amended, or qualified under applicable state securities laws and therefore cannot be sold unless they are subsequently registered under that Act and qualified under applicable state securities laws, or unless resale is exempt from registration and qualification thereunder; and further acknowledges that UWG must bear the economic risk of ownership thereof for an indefinite period of time (subject, however, to any put rights with respect to the Shares as set forth in the Transaction Documents).

6. Conditions to UWG’s Obligation. The obligation of UWG to accept the Shares and the Excess Dividend Payment at the Closing in exchange for the Old UWG Shares and the discharge and satisfaction in full of the Accrued Dividends and to take the other actions required to be taken by UWG at the Closing is subject to the fulfillment to the satisfaction of UWG (unless waived in a writing signed by UWG), at or before the Closing, of each of the following conditions:

6.1 Certificates and Documents. The Company shall have delivered to UWG (i) certificates of corporate status with respect to the Company, dated as of the most recent practicable dates, showing that the Company is in good standing under the laws of the State of Oregon, and showing that the Company is qualified to transact business in every other state where such qualification is required by law; (ii) the Articles in effect on the Closing Date, certified by the Secretary of State of the State of Oregon as of the most recent practicable date and by the Secretary of the Company as of the Closing Date; (iii) the Bylaws of the Company, as amended and in effect on the Closing Date, certified by the Secretary of the Company as of the Closing Date; (iv) a signature and incumbency certificate of the Secretary of the Company, dated the Closing Date, attesting to the genuineness of the signatures and the incumbency of the officers of the Company executing this Agreement and each other agreement, document and instrument required to be executed and delivered by the Company in connection herewith; and (v) a certificate of the Secretary of the Company, dated the Closing Date, attesting to the due adoption and subsisting validity without modification at the Closing Date of (A) the resolutions of the Company’s Board of Directors and shareholders authorizing the execution and delivery of this Agreement, the Articles of Restatement and each other agreement, document and instrument required to be executed and delivered by the Company in connection therewith, authorizing specific responsible officers of the Company to execute and deliver the same, and authorizing all other matters in connection with this Agreement, the Articles of Restatement and the transactions contemplated thereby.

6.2 Accuracy of Representations and Warranties. The representations and warranties made by the Company in Section 4 of this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date.

6.3 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

6.4 Compliance with Covenants. At the Closing Date the Company shall be in full compliance with each of the covenants of the Company set forth in Section 8 of this Agreement.

6.5 Closing Certificate. The Company shall have delivered to UWG a certificate, dated as of the Closing Date and validly executed on behalf of the Company, to the effect that the conditions set forth in Sections 6.2, 6.3 and 6.4 have been satisfied.

6.6 Consents and Waivers. The Company shall have obtained, and shall have provided evidence satisfactory to UWG and its counsel of, all approvals, consents and waivers necessary or appropriate for the offer, exchange, issuance and delivery to UWG of the Shares, the consummation of the transactions contemplated by this Agreement and the performance by the Company of its obligations hereunder, including, but not limited to, all necessary or appropriate approvals, consents and waivers by the shareholders of, and the lenders to, the Company.

6.7 Material Adverse Change. From the date of the Interim Financial Statements to the Closing Date, the Company’s business, operations or financial conditions shall not have been adversely affected in any material way in the sole judgment of UWG.

6.8 Statement of Withdrawal. The Company shall have duly filed with the Oregon Secretary of State the Statement of Withdrawal attached hereto as Exhibit 6.8 (the “Statement of Withdrawal”) with respect to the Articles of Amendment.

6.9 Due Diligence Review. UWG must have received results satisfactory to it, in its sole discretion, from its due diligence review of the Company.

6.10 Supply Agreement. The Company shall have executed and delivered the supply agreement in the form attached hereto as Exhibit 6.10 (the “Supply Agreement”).

6.11 Shareholders Agreement. The Company and the Senior Management shall have duly executed and delivered that certain Shareholders Agreement in the form attached hereto as Exhibit 6.11 (the “Shareholders Agreement”).

6.12 Litigation. No litigation or claim shall be pending or threatened against UWG or the Company with respect to any material element of the transactions contemplated by this Agreement.

6.13 Other Financing. The Company shall have executed and be in a position to simultaneously close (i.e., that all conditions to closing other than the disbursements of funds have been satisfied) a credit agreement (as in effect on the date hereof, without any subsequent amendment, modification, waiver or restatement thereto, the “GECC Loan Agreement”) with respect to a $30 million senior secured term loan facility arranged by General Electric Capital Corporation (“GECC”) as agent, a senior secured revolving credit facility of not less than $10 million arranged by GECC as agent, and the placement of not less than $16 million of subordinated debt by GECC as agent, in each case pursuant to commitments received by Company and satisfactory to UWG and the final terms of which are substantially in accordance with the terms of such commitments. The Company shall have delivered to UWG a schedule listing the sources and uses of such financing which reflects the availability of funds that are sufficient to pay all outstanding purchase orders to purchase equipment from UWG or its affiliates.

6.14 Opinion of Company’s Counsel. UWG shall have received from Doyle, Gartland, Nelson, McCleery & Wade, P.C., counsel for the Company, a favorable written legal opinion, dated as of the Closing Date, addressed to UWG, in form and substance satisfactory to UWG and its counsel.

6.15 Update of Membership Documentation. The Company shall have prepared and filed with UWG such documents as are reasonably required by UWG to update the Company’s membership documentation with UWG, which documents shall reflect all ownership changes resulting from the Transaction Documents and the transactions contemplated hereby and thereby.

6.16 Right of First Refusal Agreement. The Company and the Senior Management shall have executed and delivered the Right of First Refusal Agreement.

6.17 Articles of Restatement. The Company shall have duly filed with the Oregon Secretary of State the Articles of Restatement attached hereto as Exhibit 6.17 (the “Articles of Restatement”).

6.18 Shareholders Guaranty. The Senior Management shall have executed and delivered the Shareholders Guaranty.

6.19 Nidiffer Subordination Agreement. The Company and the Nidiffer Family shall have executed and delivered the Nidiffer Subordination Agreement.

6.20 Nidiffer Exchange Agreement. The transactions contemplated by the Nidiffer Exchange Agreement shall have been consummated.

6.21 GECC Letter Agreement. GECC, the Company and the Senior Management shall have executed and delivered a letter agreement regarding that certain letter agreement dated as of December 19, 2000.

6.22 Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to UWG and its counsel, and UWG and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

7. Conditions to the Company’s Obligation. The Company’s obligation to issue and deliver the Shares and to pay the Excess Dividend Payment to UWG at the Closing in exchange for the Old UWG Shares and the discharge and satisfaction in full of the Accrued Dividends and to take the other actions required to be taken by the Company at the Closing is subject to the fulfillment by UWG to the satisfaction of the Company (unless waived in a writing signed by the Company), at or before the Closing, of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties made by UWG in Section 5 of this Agreement shall be true and correct and shall be true and correct at and as of the Closing Date.

7.2 Performance. UWG shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

7.3 Litigation. No litigation or claim shall be pending or threatened against the Company with respect to any material element of the transactions contemplated by this Agreement.

8. Covenants Of The Company.

8.1 Affirmative Covenants. The Company covenants and agrees that it will comply with and perform each of the following covenants:

(a) Maintenance of Existence and Conduct of Business. The Company shall (and shall cause each of its Subsidiaries to) (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (iii) at all times maintain, preserve and protect all of its material Intellectual Property, and preserve all the remainder of its property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear and except for dispositions of obsolete property having an aggregate value of up to $250,000 per year) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (d) transact business only under the names set forth on Schedule 8.1(a).

(b) Payment of Charges and Claims. The Company shall pay and discharge, or cause to be paid and discharged in accordance with the terms thereof, (i) all Charges imposed upon it or any Subsidiary or its or their income and profits, or any of its property (real, personal or mixed), and (ii) lawful claims for labor, materials, supplies and services or otherwise, which if unpaid might by law become a Lien on its property; provided, however, that the Company or any Subsidiary shall not be required to pay any such Charge or claim which is being contested in good faith by proper legal actions or proceedings, so long as at the time of commencement of any such action or proceeding and during the pendency thereof (A) no Event of Default shall have occurred and be continuing, (B) adequate reserves with respect thereto are established and are maintained in accordance with GAAP, (C) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence (or is bonded or insured to UWG’s reasonable satisfaction), (iv) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest, (v) no Lien shall exist, be imposed or be attempted to be imposed for such Charges or claims during such action or proceeding unless the full amount of such Charge or claim is covered by insurance satisfactory in all respects to UWG, and (vi) the Company shall promptly pay or discharge, bond or insure such contested Charges and all additional charges, interest penalties and expenses, if any, and shall deliver to UWG evidence acceptable to UWG of such compliance, payment, discharge, bond or insurance if such contest is terminated or discontinued adversely to the Company.

(c) Books and Records. The Company shall (and shall cause each Subsidiary to) keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its consolidated and consolidating financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements.

(d) Litigation. The Company shall notify UWG in writing, promptly upon learning thereof, of any litigation, Claim or other action commenced or threatened against the Company, and of the institution against any such Person of any suit or administrative proceeding which (i) may involve payment by the Company of an uninsured amount of damages in excess of $100,000 individually or in the aggregate or (ii) could have or result in a Material Adverse Effect if adversely determined.

(e) Insurance. The Company shall, at its (or its Subsidiary’s) sole cost and expense maintain or cause to be maintained, the policies of insurance in such amounts and as otherwise described in Schedule 8.1(e). The Company shall notify UWG promptly of any occurrence causing a material loss of any real or personal property and the estimated (or actual, if available) amount of such loss, except as specified otherwise on Schedule 8.1(e).

(f) Compliance with Laws. The Company shall (and shall cause each of its Subsidiaries to) comply in all respects with all material federal, state and local laws, permits and regulations applicable to it, including, without limitation, those relating to licensing, environmental, ERISA and labor matters. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries shall ensure that (i) it is not (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (ii) no person who owns a controlling interest in or otherwise controls such Person is or shall be listed or designated under the provisions specified in clauses (A) or (B) above; and (iii) it is in compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

(g) Agreements. The Company shall (and shall cause each of its Subsidiaries to) perform in all material respects, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its material rights under each agreement, contract, instrument or other document to which it is a party, including, without limitation, any leases and customer contracts to which it is a party where the failure to so perform and enforce could have or result in a Material Adverse Effect. The Company shall not (and shall not permit any of its Subsidiaries to) terminate or modify any provision of any agreement, contract, instrument or other document to which it is a party which termination or modification could have or result in a Material Adverse Effect.

(h) Supplemental Disclosure. On the request of UWG (in the event that such information is not otherwise delivered by the Company to UWG pursuant to this Agreement) but not more frequently than every three (3) months, the Company will supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Transaction Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided, however, that such supplement to such Schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by UWG, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by UWG of any default disclosed therein.

(i) Environmental Matters. The Company shall (i) comply with the Environmental Laws and permits applicable to it, (ii) notify UWG promptly after the Company becomes aware of any Release upon any Subject Property, and (iii) promptly forward to UWG a copy of any order, notice, permit, application, or any communication or report received by the Company or its Subsidiaries in connection with any such Release or any other matter relating to the Environmental Laws that may materially and adversely affect any Subject Property or the Company or its Subsidiaries. The provisions of this Section 8.1(i) shall apply whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials.

(j) Certain Obligations Respecting Subsidiaries. The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary. The Company will not permit any of its Subsidiaries to enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends or other Restricted Payments, the making of loans, advances or the sale, assignment, transfer or other disposition of any property or assets.

(k) Fiscal Year. The Company shall, and shall cause each Subsidiary to, maintain as its Fiscal Year the twelve month period ending on December 31 of each year.

(l) Future Information. All data, certificates, reports, statements, documents and other information furnished to UWG by or on behalf of the Company or its Subsidiaries, any of their respective representatives or agents in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, at the time the information is so furnished, taken as a whole, shall not contain any untrue statement of a material fact, shall be complete and correct in all material respects to the extent necessary to give UWG sufficient and accurate knowledge of the subject matter thereof, and shall not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished.

(m) Further Assurances. Within five (5) Business Days of a request from UWG, from time to time after the date hereof, each of the Company and its Subsidiaries shall execute and deliver, and shall cause any other Persons who are required to give their consent to execute and deliver, such instruments, certificates and documents, and will take all such actions, for the purposes of implementing or effectuating the provisions of this Agreement and the other Transaction Documents. Upon exercise by UWG of any power, right, privilege or remedy pursuant to this Agreement or any other Transaction Document which requires any consent, each of the Company and its Subsidiaries will execute and deliver, and will cause any other Persons to execute and deliver, all applications, certifications, instruments and other documents and papers that may be required to be obtained for such consent. Promptly upon request by UWG, each of the Company and its Subsidiaries shall correct any material defect or error that may exist or be discovered in this Agreement or any other Transaction Document or in the execution, acknowledgment, filing or recordation thereof. Promptly upon request by UWG, each of the Company and its Subsidiaries shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, conveyances, transfers, certificates, assurances and other instruments as UWG may require from time to time in order to (i) carry out more effectively the purposes of the

Transaction Documents, and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the rights granted or now or hereafter intended to be granted to UWG under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which the Company and its Subsidiaries is to be a party. No later than quarterly, the Company shall provide UWG with a report of all new properties and assets acquired by the Company and its Subsidiaries.

8.2 Negative Covenants. The Company covenants that it will not and will not permit any Subsidiary to:

(a) Mergers, Subsidiaries, Etc. The Company shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person or form or acquire any Subsidiary. The Company shall not make any store acquisition without the prior written approval of UWG. Prior to forming any Subsidiary, the Company shall (a) provide not less than thirty (30) days prior written notice to UWG, (b) take all actions reasonably requested by UWG to protect and preserve the rights, preferences and privileges of the Shares, and (c) receive the prior written consent of UWG.

(b) Investments. The Company shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, make or maintain any Investment except (i) as otherwise permitted by Section 8.2(c); (ii) Investments outstanding on the date hereof and listed on Schedule 8.2(b); (iii) advances constituting trade credit representing the purchase price of inventory, supplies sold to any Person (other than a Subsidiary or Affiliate of the Company) in the ordinary course of business and payable on terms not exceeding 120 days; and (iv) Investments in the deposits with and the cooperative stock of UWG.

(c) Indebtedness. Without UWG’s prior written consent, which may be withheld at UWG’s sole discretion, the Company shall not (and shall not permit any of its Subsidiaries to) create, incur, assume or permit to exist any Indebtedness, except (i) the Obligations owing under the GECC Loan Agreement in a principal amount not to exceed (a) $10,000,000 with respect to any Revolving Credit Loan (as defined in the GECC Loan Agreement) less any permanent commitment reductions made, (b) $30,000,000 with respect to any Senior Term Loan (as defined in the GECC Loan Agreement) less any scheduled principal payments or prepayments made or (c) $16,000,000 with respect to the Subordinated Term Loan (as defined in the GECC Loan Agreement) less any prepayments made (plus the amount of any interest paid in kind with respect to the Subordinated Term Loan in accordance with the terms thereof ); provided, that the amount of the Revolving Credit Commitments (as defined in the GECC Loan Agreement) and/or the Senior Term Loan may be increased by an aggregate of up to $6,000,000; (ii) Capital Lease Obligations and Indebtedness secured by purchase money Liens permitted under clause (v) of Section 8.2(g) in a maximum aggregate amount outstanding not to exceed $500,000; (iii) other Indebtedness existing as of the date hereof and set forth on Schedule 8.2(c); (iv) the Indebtedness under the Nidiffer

Exchange Agreement in an amount not to exceed $10,000,000 and subject to the Nidiffer Subordination Agreement; (v) Indebtedness owing to UWG or its Subsidiaries; and (vi) subordinated seller financing in connection with the purchase of additional stores not to exceed in the aggregate $5,000,000 over any twelve-month period; provided, that UWG shall not unreasonably withhold its consent with respect to subordinated seller financing in connection with the purchase of additional stores exceeding $5,000,000 in the aggregate over any twelve-month period.

(d) Affiliate and Employee Loans and Transactions; Employment Agreements. Except pursuant to the Nidiffer Exchange Agreement as in effect on the date hereof, the Company shall not (and shall not permit any of its Subsidiaries to) enter into any lending, borrowing or other commercial transaction with any of its Subsidiaries, Affiliates, officers, directors or employees, including, without limitation, payment of any management, consulting, advisory or similar fee.

(e) Capital Structure and Business. After the Closing, except as permitted under Section 8.1(a), the Company shall not (and shall not permit any of its Subsidiaries to), (i) make any changes in its business objectives, or purposes, or operations which could materially and adversely affect the repayment of the Obligations or have or result in a Material Adverse Effect, (ii) make any change in its capital structure (including, without limitation, the issuance or recapitalization of any shares of Stock or other securities convertible into Stock or any revision of the terms of its outstanding Stock) except for the sale or issuance by the Company of common Stock in an aggregate amount not to exceed 20% of the issued and outstanding non-voting Stock of the Company sold or issued pursuant to an employee stock ownership plan, or similar program adopted by the Company (iii) engage in any business other than the business currently engaged in by such Person, (iv) amend the Articles, (v) change its name, state of incorporation, type of organization or organizational ID Number, (vi) amend, alter, modify or waive, or permit the amendment, modification, alteration or waiver of (A) any loan or other financing agreement to which GECC and the Company are a party or (B) the Nidiffer Exchange Agreement, or (vii) enter into any agreement or obligation or incur any obligation to repurchase or redeem Stock other than the Transaction Documents or amend any existing agreement or obligation to repurchase or redeem Stock.

(f) Guaranteed Indebtedness. The Company shall not (and shall not permit any of its Subsidiaries to) incur any Guaranteed Indebtedness except (i) by endorsement of instruments or items of payment for deposit to the general account of such Person, (ii) for Guaranteed Indebtedness incurred for the benefit of the Company if the primary obligation is permitted by this Agreement for the Company to incur (and such Guaranteed Indebtedness shall be treated as a primary obligation for all purposes hereof), and (iii) for performance bonds or indemnities entered into in the ordinary course of business consistent with past practices or otherwise required by Governmental Authorities in connection with the operation of the business of the Company.

(g) Liens. The Company shall not (and shall not permit any of its Subsidiaries to) create or permit to exist any Lien on any of its properties or assets except for (i) presently existing or hereafter created Liens to secure the Obligations; (ii) Liens set forth on Schedule 8.2(g) existing on the Closing Date; (iii) Permitted Encumbrances; (iv) purchase money liens or purchase money security interests upon or in Equipment acquired by the Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Equipment or to secure Indebtedness or Capital Lease Obligations permitted under Section 8.2(c) incurred solely for the purpose of financing the acquisition of such Equipment, so long as such Equipment is not a component, part or accessory installed on, or an accession, addition or attachment to, any other Equipment or other property of the Company or any Subsidiary thereof (except other Equipment on which a security interest exists under this clause); and (v) extensions, renewals and replacements of Liens referred to in clauses (ii) and (v) above, provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure Indebtedness in an amount greater than the amount of the outstanding Indebtedness secured thereby immediately prior to such extension, renewal or replacement.

(h) Sale of Assets. The Company shall not (and shall not permit any of its Subsidiaries to) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties; provided, however, that the foregoing shall not prohibit (i) the sale of Inventory in the ordinary course of business; (ii) the sale or disposition of any assets which have become obsolete or surplus to the business of the Company, or any of its Subsidiaries and which have a value of not more than $1,000,000 individually or an aggregate of $2,000,000 over the term of this Agreement, (iii) the sale of Store #27 located in Klamath Falls, Oregon and Store #40 located in Davis, California, and (iv) the disposition of assets not exceeding a value of $250,000 in the aggregate in any single fiscal year, provided the same are substantially replaced by the Company within a reasonable period of time following such disposition.

(i) Material Contracts. The Company shall not (and shall not permit any of its Subsidiaries to) cancel or terminate any Material Contract or amend or otherwise modify any Material Contract, or waive any default or breach any Material Contract, or take any other action in connection with any Material Contract that would have a Material Adverse Effect.

(j) ERISA. Neither the Company nor any ERISA Affiliate shall acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an “accumulated funding deficiency,” as defined in Section 302 of ERISA, or any “unfunded vested benefits,” as defined in Section 4006(a)(3)(E)(iii) of ERISA in the case of any Pension Plan other than a Multiemployer Plan and in Section 4211 of ERISA in the case of a Multiemployer Plan. Additionally, neither the Company nor any ERISA Affiliate shall permit or suffer any condition set forth on Schedule 3.13 of the GECC Loan Agreement to cease to be met and satisfied at any time; terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in liability to the Company; (b) permit any material accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan; at any time fail to provide UWG with copies of any Plan documents or governmental reports or filings, if reasonably requested by UWG.

(k) Financial Covenants. The Company shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated quarterly in accordance with GAAP consistently applied (and based upon the financial statements delivered hereunder):

(1) Minimum Net Worth. The Company shall at all times maintain Net Worth in an amount not less than $30,000,000 for the period ending December 31, 2003 and for each Fiscal Quarter subsequent to December 31, 2003 the Company shall at all times maintain Net Worth in an amount not less than the sum of (i) $30,000,000, plus (ii) 85% of cumulative Net Income, if positive for any Fiscal Quarter, i.e. exclusive of negative net income, for any Fiscal Quarter after December 31, 2003, less any Restricted Payments permitted pursuant to Section 8.2(m)(1), plus (iii) all net proceeds from any equity issuance.

(2) Capital Expenditures. The Company and its Subsidiaries shall not make aggregate Capital Expenditures (excluding any Capital Expenditures made by the Company pursuant to Section 5.15 of the GECC Loan Agreement from insurance proceeds to replace, repair or restore any Property (as defined in the GECC Loan Agreement) subject to any loss or taking described therein) in any Fiscal Year in excess of the amount set forth below for such Fiscal Year:

Fiscal Year Ending	Maximum Amount of Capital Expenditures
December 31, 2004	$5,000,000
December 31, 2005	$5,500,000
December 31, 2006	$6,500,000
December 31, 2007 and thereafter	$7,500,000

(3) Fixed Charge Coverage.

(i) The Company will maintain a Transaction Fixed Charge Coverage Ratio at the end of each Fiscal Quarter (measured on a trailing four Fiscal Quarter basis) of not less than 1.25.

(ii) The Company will maintain a Fixed Charge Coverage Ratio at the end of each Fiscal Quarter (measured on a trailing four Fiscal Quarter basis) of not less than 1.0. Solely for purposes of calculation of the Fixed Charge Coverage Ratio only, non-financed capital expenditures incurred after the Closing Date will be included in Fixed Charges.

(4) Leverage Ratios. The Company will maintain a Leverage Ratio at the end of each Fiscal Quarter of not greater than the ratios set forth below:

Funded Debt
December 31, 2003	4.50
December 31, 2004	4.25
December 31, 2005	4.00
December 31, 2006 and thereafter	3.75
Senior Debt
December 31, 2003	2.75
December 31, 2004	2.50
December 31, 2005	2.25
December 31, 2006 and thereafter	2.00

EBITDA used in determining the Leverage Ratios specified above will be measured on a cumulative four Fiscal Quarter basis and shall include the full year impact of any store acquisition consummated within the 12 month period with the written consent of UWG pursuant to Section 8.2(a).

(5) Compensation. The Company and its Subsidiaries shall not pay salary and bonuses to their Senior Management in the aggregate in excess of $900,000 in the 2003 Fiscal Year. In any subsequent Fiscal Year the aggregate amount of salary and bonuses to the Senior Management shall not exceed, in the aggregate, an amount equal to 110% of the total paid in the prior Fiscal Year.

(6) Interest Coverage Ratio. At all times, the Company will maintain an Interest Coverage Ratio on a trailing four fiscal quarter basis not less than the ratio of 3.2 to 1.0.

(7) Minimum EBITDA. At all times, the Company will maintain an EBITDA of $20,000,000 on a cumulative four quarter basis.

EBITDA used in determining the Minimum EBITDA specified above will be measured on a cumulative four Fiscal Quarter basis and shall include the full year impact of any store acquisition consummated within the 12 month period with the written consent of UWG pursuant to Section 8.2(a).

(l) Hazardous Materials. Except as set forth in Schedule 8.2(l), the Company shall not and shall not permit any of its Subsidiaries or any other Person within the control of the Company to (a) cause or permit a Release of Hazardous Material on, under in or about any Subject Property; (b) use, store, generate, treat or dispose of Hazardous Materials, except in compliance with Environmental Laws; or (c) transport any Hazardous Materials to or from any Subject Property, except in compliance with Environmental Laws.

(m) Restricted Payments; Amendments of Debt.

(1) The Company shall not make any Restricted Payment to any Person other than UWG and shall not permit any Subsidiary to make any Restricted Payment other than to the Company or UWG provided, however, if no Event of Default has occurred and is continuing and no Event of Default would occur as a result of such Restricted Payment, the Company shall be permitted to (i) repurchase shares of Class B Common Stock and Class C Common Stock outstanding immediately after the Closing from their initial holders who are not the Senior Management or their assigns, successors or transferees, so long as the aggregate amount of such repurchases of such shares in any 12-month period do not exceed $600,000 (other than as set forth in clause (ii) hereafter), (ii) repurchase 14,335 shares of Class C Common Stock in exchange for $1,096,340.18 if such repurchase is closed within 30 days of the Closing, (iii) repurchase shares of Class D Common Stock outstanding immediately after the Closing from their initial holders who are not Senior Management or their assigns, successors or transferees, (iv) repurchase shares of Series B Preferred Stock, (v) pay dividends to the holders of Class D Common Stock and (vi) pay dividends to the holders of Series B Preferred Stock.

(2) Without UWG’s prior written consent, agree to any amendment or modification to any documentation evidencing any Indebtedness in any manner that adversely affects UWG in any material respect.

(n) Real Property Leases. The Company shall not (and shall not permit any of its Subsidiaries to) enter into or renew (by amendment, modification or otherwise) any Lease other than renewals of existing Leases upon substantially the same terms as are in effect on the initial Closing Date without the prior written consent of UWG and UWG agrees that its consent will not be unreasonably withheld or delayed.

(o) Bank Accounts. The Company shall not (and shall not permit any of its Subsidiaries to) maintain any deposit, operating or other bank accounts except for those accounts identified on Schedule 3.20 to the GECC Loan Agreement.

(p) No Speculative Transactions. The Company shall not (and shall not permit any of its Subsidiaries to) engage in any speculative transaction or any transaction involving commodity options or futures contracts (other than (i) transactions in the ordinary course of business consistent with past practice and (ii) interest rate swap, cap or collar agreements pursuant to the GECC Loan Agreement).

(q) Accounting Changes. The Company shall not (and shall not permit any of its Subsidiaries to) make, any significant change in accounting treatment and reporting practices except for changes concurred in by the Company’s independent public accountants.

(r) Sale-Leasebacks. The Company shall not (and shall not permit any of its Subsidiaries to) engage in any sale-leaseback or similar transaction involving any of its property or assets, except for a transaction on terms and conditions satisfactory to UWG relating to the 2.5 acre parcel of real property owned by the Company on Galice Road in Merlin, Oregon.

(s) Cancellation of Indebtedness. The Company shall not (and shall not permit any of its Subsidiaries to) cancel any material claim or Indebtedness owing to it, except for reasonable consideration and in the ordinary course of its business, or voluntarily prepay any Indebtedness (other than Indebtedness in the aggregate amount of less than $5,000,000 during any twelve-month period).

8.3 Other Covenants.

(a) 368(a)(1)(E) Reorganization. The Company and UWG intend that the Exchange be treated as a reorganization under Section 368(a)(1)(E) of the Code and that this Agreement constitute a “plan of reorganization” for such purposes. The Company and UWG shall execute and file all tax returns in a manner consistent with this treatment and shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with such treatment.

(b) Meat Division Proposals. The Company will give its good faith consideration to the pending proposals of the Meat Division of UWG, which proposals are subject to change.

(c) Notices.

(1) The Company shall deliver to UWG all compliance certificates, financial statements or other documents provided by the Company to the lenders under the GECC Loan Agreement, as amended, modified or restated, simultaneously with the delivery of such certificates, financial statements or other documents to such lenders.

(2) The Company shall promptly notify UWG of all written requests for covenant waivers, covenant waivers given and defaults under the GECC Loan Agreement, as amended, modified or restated.

(3) The Company shall promptly notify UWG of any store openings or closings.

(d) GECC Waivers of Covenants. The waiver by the lenders under the GECC Loan Agreement of the following covenants set forth in the GECC Loan Agreement shall be effective as a waiver of the corresponding covenants set forth in this

Agreement: (i) Section 6.8 (Sale of Assets); (ii) Section 6.9 (Material Contracts); (iii) Section 6.10 (ERISA); (iv) Section 6.11 (Financial Covenants); (v) Section 6.12 (Hazardous Materials); (vi) Section 6.14 (Real Property Leases); (vii) Section 6.15 (Bank Accounts); (viii) Section 6.16 (No Speculative Transactions); and (ix) Section 6.19 (Accounting Changes); provided, that (A) the waiver by such lenders is effective; (B) the waiver by such lenders is only effective against UWG to the extent of the effectiveness of such waiver as against such lenders; and (C) as of the effective date of such waiver, no Put Default (as defined in the Shareholders Agreement) exists. For purposes of this Section 8.3(d), the term “waiver” shall mean an agreement not to enforce a covenant which has already been breached by the Company (rather than an agreement to eliminate a covenant or to prospectively agree not to enforce a covenant more than one Fiscal Quarter in the future).

9. Financial and Other Information.

9.1 Interim Period Financial Statements. As soon as reasonably possible, and in any event within forty-five (45) days of the end of each fiscal quarter, the Company shall provide to UWG a consolidated balance sheet of the Company as at the end of such period and consolidated profit and loss statements and cash flow statements of the Company as at the end of such period, prepared in accordance with GAAP. Interim period financial statements shall show in comparative form corresponding figures for the corresponding period of the preceding fiscal year of the Company. The interim period financial statements shall be certified as being accurate and complete, subject to normal year-end audit adjustments, in a certificate of the Company executed by the Chief Financial Officer of the Company.

9.2 Unaudited Annual Statements. As soon as reasonably possible, and in any event within sixty (60) days after the close of each fiscal year of the Company, the Company shall provide to UWG unaudited financial statements consisting of a consolidated balance sheet of the Company as at the end of such period and consolidated profit and loss statements and cash flow statements of the Company for such fiscal year, prepared in accordance with GAAP. The financial statements shall be certified as being accurate and complete, subject to normal year-end audit adjustments, in a certificate of the Company executed by the Chief Financial Officer of the Company.

9.3 Audited Annual Statements. As soon as reasonably possible, and in any event within one hundred and fifty (150) days after the close of each fiscal year of the Company, the Company shall provide to UWG audited financial statements consisting of a consolidated balance sheet of the Company as at the end of such period and consolidated profit and loss statements and cash flow statements of the Company for such fiscal year (the “Annual Audited Statements”). The Annual Audited Statements shall be accompanied by a report and opinion of Musser & Associates or a nationally recognized firm of independent public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting. The Annual Audited Statements shall also include a statement of such independent public accountants that in the course of making the annual audit of the Company’s accounts, they became aware of no default by the Company under the provisions of this Agreement or the Company’s Articles of Incorporation then in effect, or if there is such a default, specifying it.

9.4 Compliance Certificate. With respect to the financial statements to be provided to UWG under Sections 9.1 and 9.2 of this Agreement at the end of each fiscal quarter, such financial statements shall be accompanied by a certificate signed by the President and the Chief Financial Officer of the Company stating that a review of the activities of the Company and its Subsidiaries during the fiscal period to which the financial statement relates has been made under their supervision with a view to determining whether during such fiscal period the Company performed and observed all its obligations under this Agreement and the Articles of Incorporation then in effect, and either (i) stating that, to the best of their knowledge, the Company had during such fiscal period performed and observed all of such obligations or, (ii) if the Company has not performed and observed all such obligations, specifying the nature and status of such nonperformance or nonobservance.

9.5 Monthly Reports. The Company will provide UWG with monthly income statements showing the results of the Company’s operations during each such month upon UWG’s request within a reasonable time after such request. The income statements required by this Section 9.5 are not required to be in compliance with GAAP.

9.6 Other Reports. The Company shall promptly provide to UWG such other information regarding the business, operations, affairs and financial condition of the Company or any Subsidiary as UWG may from time to time reasonably request.

9.7 Notification. The Company shall promptly notify UWG of any condition or event which has resulted or, with the passage of time or the giving of notice or both, could result in (i) a material adverse change in the Company’s business, operations or conditions, financial or otherwise or that of any Subsidiary, (ii) any litigation affecting the Company or any Subsidiary in which the amount in controversy exceeds $100,000, (iii) any failure by the Company to fully comply with the terms and provisions of this Agreement, the Articles of Incorporation then in effect, any contract or agreement relating to the Licenses, or any contract or agreement with any holder of the Company’s capital stock, or (iv) a breach of or noncompliance with any term, condition or covenant of any indenture, loan agreement, credit agreement, mortgage, deed of trust, agreement or contract to which the Company is a party or by which the Company or any Subsidiary or its or any Subsidiary’s property may be bound.

10. Indemnification.

10.1 Obligation to Indemnify. The Company agrees to indemnify, defend and hold harmless UWG (and UWG’s past, present and future directors, officers, employees, Representatives, Affiliates and assigns) from and against all Losses resulting from or arising out of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any Transaction Document; (ii) any misrepresentation in or omission from any certificate or other instrument furnished hereunder; (iii) the effectiveness or enforceability of any provision of this Agreement or any Transaction Document, including without limitation the put rights set forth in the Shareholders Agreement and the dividends on the Shares set forth in the Articles; or (iv) the failure of the Exchange and the other transactions contemplated hereby and by the Transaction Documents to qualify as a reorganization under Section 368(a)(1)(E) of the Code.

10.2 Notice of Asserted Liability. Promptly after any party entitled to indemnification becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Section 10, the party entitled to indemnification (“Indemnitee”) shall give notice thereof in the manner provided in Section 11.1 of this Agreement (the “Claims Notice”) to the other party or parties (“Indemnitor”). The Claims Notice shall include a description in reasonable detail of any claim by or the commencement (or threatened commencement) of any action, proceeding or investigation against Indemnitee (an “Asserted Liability”), and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by Indemnitee. Failure of Indemnitee to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure (e.g., the loss of rights or defenses). Upon Indemnitor’s request, Indemnitee shall provide Indemnitor with such reasonable documentation as Indemnitor shall request pertaining to any claim.

10.3 Opportunity to Defend. Indemnitor may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that Indemnitor may not compromise or settle any Asserted Liability without the consent of Indemnitee, such consent not to be unreasonably withheld, unless such compromise or settlement provides for a full release of Indemnitee and requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified or involves other matters not binding upon Indemnitee or such other indemnifiable parties; provided, further, that Indemnitor may not make such election (and for the avoidance of doubt and without limiting Indemnitor’s obligations under this Section 10, Indemnitor shall pay for all costs and expenses of Indemnitee’s defense of the Asserted Liability, including expenses of Indemnitee’s counsel) if (i) the Indemnitor is also a party to such Asserted Liability and the Indemnitee determines in good faith that joint representation would be inappropriate, (ii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Asserted Liability and provide indemnification with respect to such Asserted Liability, (iii) the Indemnitee determines in good faith that there is a reasonable probability that such Asserted Liability may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or (iv) the claim involves taxes. If Indemnitor elects to compromise or defend such Asserted Liability, it shall within fifteen (15) days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as herein provided or contests its obligation to indemnify or fails to defend in good faith and with diligence, Indemnitee may pay, compromise or defend such Asserted Liability without prejudice to any right it may have hereunder. In any event, an Indemnitee may participate, at its own expense, in the defense of any Asserted Liability in respect of which it may have an indemnification claim under Section 10.1. If any party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other parties any books, records or other documents within such parties’ control that are necessary or appropriate for such defense (subject to execution of appropriate confidentiality agreements).

10.4 Right of Offset. Notwithstanding any other provision in this Agreement, UWG may in good faith withhold and set off against any other amounts otherwise due the

Company that amount as to which UWG is obligated to indemnify Buyer pursuant to this Section 10. If UWG believes in good faith that it has a claim against the Company, UWG may defer making payment of other amounts otherwise due the Company, up to the amount of UWG’s claim, until the resolution of such claim. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit UWG in any manner in the enforcement of any other remedies that may be available to it.

11. Miscellaneous.

11.1 Notices. All notices, requests, demands, consents and other communications required or permitted to be given hereunder by one party to the other shall be in writing addressed to the recipient party’s Notice Address set forth after its signature to this Agreement and shall be deemed to have been duly given or made (i) if delivered personally or by recognized overnight courier to the party at its Notice Address, then as of the date delivered (or if delivery is refused, upon presentation), (ii) if sent to the party by facsimile to the Fax Number listed below the party’s Notice Address, then at the time the appropriate electronic confirmation of receipt by the receiving party is received by the sending party, or (iii) if sent or mailed by Certified Mail to the party’s Notice Address, postage prepaid and return receipt requested, then at the time received at the party’s Notice Address as evidenced by the return receipt. A party may change its Notice Address or Fax Number by a notice given in the foregoing form and manner.

11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any otherwise governing principles of conflicts of law. The parties hereby agree that any action, suit, arbitration or other proceeding arising out of or related to this Agreement or any document referenced in this Agreement shall be conducted only in Los Angeles County, California. Each party hereby irrevocably consents and submits to the personal jurisdiction of and venue in United States District Court for the Central District of California and in the Superior Court and Municipal Court for Los Angeles County in any legal action, equitable suit or other proceeding arising out of or related to this Agreement or any document referenced in this Agreement. THE COMPANY HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS, ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THE PARTIES. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.3 Severability of Provisions. Any provision of this Agreement that is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating, diminishing or rendering unenforceable the rights and obligations of the parties under the remaining provisions of this Agreement.

11.4 Survival of Agreements. All covenants, agreements, representations and warranties in this Agreement, or made in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement, shall survive the execution and delivery of this Agreement, any investigation at any time made by UWG or on its behalf, the sale and issuance of the Shares under this Agreement, any disposition of the Shares, any conversion of the Shares and any disposition of the securities acquired on such conversion.

11.5 Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties to this Agreement; provided, however, no assignment of this Agreement may be made by the Company at any time, or by UWG at or before the Closing. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person or entity to any party to this Agreement, nor shall any provision give any third person or entity any right of subrogation or action over or against any party to this Agreement.

11.6 Entire Agreement; 2000 Purchase Agreement. This Agreement and the other documents expressly referred to in it and delivered under it constitute the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement and those documents, and supersede all prior and contemporaneous agreements and understandings of the parties whether written or oral. This Agreement shall supersede in its entirety the 2000 Purchase Agreement.

11.7 Amendments and Waivers. No term or provision of this Agreement may be amended, altered, modified or waived orally or by a course of conduct, but only by an instrument in writing signed by a duly authorized officer or representative of the party against which enforcement of such amendment, alteration, modification or waiver is sought. Any amendment, alteration, modification or waiver shall be for such period and subject to such conditions as shall be specified in the written instrument effecting the same. Any waiver shall be effective only in the specific instance and for the purpose for which given.

11.8 Waiver; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to UWG on any breach or default of the Company under this Agreement shall impair any such right, power or remedy of UWG nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. All remedies, either under this Agreement or by law or otherwise afforded to UWG shall be cumulative and not alternative.

11.9 Expenses. The Company will reimburse UWG for the fees, expenses and disbursements of its legal counsel in connection with the transaction contemplated by this Agreement and the Transaction Documents and shall pay all of the Company’s fees, expenses and disbursements incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents. The Company shall reimburse UWG for such amounts promptly upon receipt of an invoice or invoices from UWG setting forth such amounts.

11.10 Counterparts. This Agreement may be executed in several counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Exhibits and Schedules. All exhibits and schedules attached to this Agreement are a part of this Agreement and are incorporated into this Agreement as if set forth in full.

11.12 Headings; Table of Contents. The various headings of this Agreement and the Table of Contents to this Agreement are for convenience of reference only, shall not affect the meaning or interpretation of this Agreement and shall not be considered in construing this Agreement.

11.13 Public Announcements; Confidentiality. Except as required by law (including state and federal securities laws), neither party hereto shall issue any news release or make any public announcement or similar publicity with respect to the economic and business terms of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other party hereto.

11.14 Stock Legend. UWG agrees that the certificates representing the Shares shall bear a legend substantially in the following form:

THE SERIES A-2 PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE (1) HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER FEDERAL OR STATE SECURITIES LAWS, (2) HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR IN CONNECTION WITH A SALE OR DISTRIBUTION THEREOF, AND (3) MAY NOT BE SOLD, ENCUMBERED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE FEDERAL REGISTRATION STATEMENT AND STATE QUALIFICATION RELATED THERETO OR AN EXEMPTION PROVIDED BY THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Series A Preferred Stock Exchange Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

UNIFIED WESTERN GROCERS, INC.		C & K MARKET, INC.

By:	/s/ Christine Neal	By:	/s/ Douglas A. Nidiffer
Name:	Christine Neal	Name:	Douglas A. Nidiffer
Title:	Vice President, Treasurer	Title:	President

Notice Address		Notice Address

Robert M. Ling, Jr., Esquire Senior Vice President, General Counsel and Secretary Unified Western Grocers, Inc. 5200 Sheila Street Commerce, California 90040 Fax No.: (323) 265-3716		Rex Scoggins 615 5th Street Brookings, Oregon 97415 Fax No.: (541) 469-9018

with a copy to:

Lawrence M. Braun, Esquire

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 48th Floor

Los Angeles, California 90071

Fax No.: (213) 620-1780

S-1

ANNEX A

DEFINITIONS

“Accrued Dividends” has the meaning set forth in the Recitals.

“Affiliate” shall mean, with respect to any Person, (i) each Person that, controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (ii) each of such Person’s officers, directors, joint ventures and general partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership or voting securities, by contract or otherwise.

“Agreement” means this Series A Preferred Stock Exchange Agreement, as the same may be amended from time to time.

“Annual Audited Statement” has the meaning set forth in Section 9.3.

“Articles” has the meaning set forth in the Recitals.

“Articles of Amendment” means the Company’s Articles of Amendment filed with the Oregon Secretary of State on December 4, 2003.

“Articles of Restatement” has the meaning set forth in Section 6.17.

“Audited Financial Statements” has the meaning set forth in 4.8(a).

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of California or New York.

“Cash Flow” means EBITDA plus any cash patronage dividends less any non-financed Capital Expenditures.

“Capital Expenditures” shall mean all payments or accruals (including Capital Lease Obligations) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by the Company as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of the Company or otherwise be disclosed as such in a note to such balance sheet, other than any such lease under which the Company is the lessor.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

“Charges” shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including, without limitation, taxes owed to PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the employees, payroll, income or gross receipts of the Company, (ii) the Company’s ownership or use of its assets, or (iii) any other aspect of the Company’s business.

“Claim” shall mean any and all suits, actions, costs, fines, deficiencies, penalties, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal).

“Class B Common Stock” means the Company’s Class B nonvoting common shares, without par value, having the rights, restrictions, privileges and preferences contained in the Articles.

“Class C Common Stock” means the Company’s Class C nonvoting common shares, having the rights, restrictions, privileges and preferences contained in the Articles.

“Class D Common Stock” means the Company’s Class D nonvoting common shares, stated value $100 per share, having the rights, restrictions, privileges and preferences contained in the Articles.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Copyrights” shall mean any U.S. copyright to which the Company now or hereafter has title, as well as any application for a U.S. copyright hereafter made by the Company.

“Disclosure Schedules” has the meaning set forth in Section 4.

“EBITDA” means, for any period, the Net Income (Loss) of the Company for such period (exclusive of any patronage dividend from UWG), plus the sum of the following amounts of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP to the extent included in the determination of such Net Income (Loss): (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expense.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles and any and all additions, accessions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Environment” has the meaning set forth in 42 U.S.C. § 9601(8).

“Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances, orders and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Material Transportation Act, as amended (49 U.S. C. §§ 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.) (“RCRA”); the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. §§ 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.) (“OSHA”); and the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes relating to the protection of human health, safety and the environment.

“Environmental Protection Statute” means any federal or state law, statute, rule or regulation enacted in connection with or relating to the protection or regulation of the Environment, including those laws, statutes, rules and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of Hazardous Waste or Hazardous Substances, and any regulations issued or promulgated in connection therewith or thereunder by any governmental agency or instrumentality.

“EPA” means the United States Environmental Protection Agency or any successor thereto.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles and any and all additions, accessions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to the Company, any trade or business (whether or not incorporated) under common control with the Company and which, together with the Company are treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall mean the occurrence of any (i) ”Event of Default” as defined under the GECC Loan Agreement or (ii) ”Put Default” as defined under the Shareholders Agreement.

“Excess Dividend Payment” has the meaning set forth in the Recitals.

“Exchange” has the meaning set forth in the Recitals.

“Financial Statements” has the meaning set forth in Section 4.8(a).

“Fiscal Quarter” shall mean any of the quarterly accounting periods of the Company.

“Fiscal Year” shall mean the 12-month period of the Company and its Subsidiaries ending December 31 of each year. Subsequent changes of the fiscal year of the Company and its Subsidiaries shall not change the term “Fiscal Year,” unless UWG shall consent in writing to such change.

“Fixed Charges” means scheduled principal amortization amounts on Funded Debt plus cash Taxes (as defined in the GECC Loan Agreement) plus cash payments on any preferred stock (other than a payment to UWG in the amount of $1,458,461.13) plus Net Cash Interest Expense measured on a trailing four Fiscal Quarter basis.

“Fixed Charge Coverage Ratio” means Cash Flow divided by Fixed Charges.

“Funded Debt” shall mean, with respect to any Person, all of its Indebtedness which by the terms of the agreement governing or instrument evidencing such Indebtedness matures more than one year from, or is directly or indirectly renewable or extendible at the option of such Person under a revolving credit or similar agreement obligating the lenders to extend credit over a period of more than one year from, the date of creation thereof, including current maturities of long-term debt, revolving credit, and short-term debt extendible beyond one year at the option of the debtor, and shall also include, without limitation, the Obligations.

“GAAP” means generally accepted accounting principles as currently in effect in the United States, consistently applied.

“GECC” has the meaning set forth in Section 6.13.

“GECC Loan Agreement” has the meaning set forth in Section 6.13.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” shall mean any obligation of the Company guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other person (the “primary obligor)” in any manner including, without limitation, any obligation or arrangement of the Company (i) to purchase or repurchase any such primary obligation, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

“Hazardous Material” shall mean a Hazardous Substance and/or a Hazardous Waste.

“Hazardous Substance” shall mean any element, material, compound, mixture, solution, chemical, substance, or pollutant within the definition of “hazardous substance” under Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC § 9601(14); petroleum or any fraction, byproduct or distillation product thereof, asbestos, polychlorinated biphenyls, or any radioactive substances; and any material regulated as a hazardous substance by any jurisdiction in which the Company or it Subsidiaries owns or operates or has owned or operated a facility.

“Hazardous Waste” shall mean any element, pollutant, contaminate or discarded material (including any radioactive material) within the definition of Section 103(6) of the Resource Conservation and Recovery Act, 42 USCA § 6903(6); and any material regulated as a hazardous waste by any jurisdiction in which the Company or it Subsidiaries own or operate or has owned or operated a facility, or to which the Company or it Subsidiaries send material for treatment, storage or disposal as waste.

“Indebtedness” shall mean (i) all indebtedness of the Company for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by the Company, even though the Company has not assumed or become liable for the payment of such Indebtedness, (vii) the Obligations, and (viii) all liabilities under Title IV of ERISA.

“Intellectual Property” shall mean, collectively, all Trademarks, all Patents, all Copyrights and all Licenses now held or hereafter acquired by the Company, together with all franchises, tax refund claims, rights of indemnification, payments under insurance, indemnities, warranties and guarantees payable with respect to the foregoing.

“Interest Coverage Ratio” shall mean, with respect to any period, the ratio of (i) EBITDA of the Company for such period to (ii) Interest Expense of the Company for such period.

“Interest Expense” shall mean for any period the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” or any like caption on an income statement of the Company.

“Interim Financial Statements” has the meaning set forth in Section 4.8(a).

“Inventory” shall mean any “inventory,” as such term is defined in the Uniform Commercial Code, now or hereafter owned or acquired by, the Company or any of its Subsidiaries, wherever located, and, in any event, including, without limitation inventory, merchandise, goods and other personal property which are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in the Company’s or its Subsidiaries’ business or in the processing, production, packaging, promotion, delivery or shipping of the same, including, without limitation, other supplies, and all accessions and additions thereto and all documents of title covering any of the foregoing.

“Investment” shall mean, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); and (c) the entering into of any Guaranteed Indebtedness of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRS” has the meaning set forth in the Recitals.

“Leases” shall mean all of those leasehold estates in real property now owned or hereafter acquired by the Company or any of its Subsidiaries, as lessee.

“Leverage Ratio” means the quotient of the Company’s Funded Debt or Senior Debt divided by the Company’s EBITDA.

“License” shall mean any Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by the Company.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means all losses, costs (including without limitation, attorneys’ fees), claims, fees, Liabilities, damages, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation, interest, penalties, costs of litigation, lost profits, opportunity costs, and all amounts paid in the investigation, defense or settlement of any of the foregoing. “Losses” is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims, such as a diminution in the value of the Shares.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects, or financial or other condition of the Company taken as a whole, or (ii) the Company’s ability to pay or perform its obligations under the Transaction Documents executed by it in accordance with the terms thereof.

“Material Agreements” has the meaning set forth in Section 4.14.

“Material Contracts” shall mean each contract to which the Company or any of its Subsidiaries is now or hereafter a party involving aggregate consideration payable to or by the Company or any of its Subsidiaries, contingent or otherwise, in excess of $100,000, except contracts as to which the remaining consideration payable to or by the Company or any of its Subsidiaries is less than $100,000.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which the Company or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Cash Interest Expense” shall mean cash Interest Expense less cash interest income.

“Net Income (Loss)” means, for any period, the aggregate net income (or loss) from continuing operations (excluding any income (or loss) included therein resulting from extraordinary items) of the Company and its Subsidiaries for such period.

“Net Worth” means, at any date, the total assets minus the total liabilities, in each case, of the Company at such date determined in accordance with GAAP.

“New Series A Preferred” has the meaning set forth in the Recitals.

“Nidiffer Exchange Agreement” means that certain Memorandum of Exchange Agreement, dated as of December 18, 2003, by and between the Company and the Nidiffer Family.

“Nidiffer Family” means Raymond L. Nidiffer, M. June Nidiffer, Douglas A. Nidiffer Irrevocable Trust, Patricia A. Nidiffer Irrevocable Trust, Ethan R. Fletcher Irrevocable Trust, Jacob B. Fletcher Irrevocable Trust, Alan W. Nidiffer Irrevocable Trust, Mary H. Nidiffer Irrevocable Trust, and Sara M. Nidiffer Irrevocable Trust.

“Nidiffer Subordinated Debt” means that certain subordinated debt of the Company set forth in the Nidiffer Exchange Agreement made by the Company to the Nidiffer Family in the original aggregate principal amount of $10,000,000.

“Nidiffer Subordination Agreement” means that certain Intercreditor and Subordination Agreement by and among the Company, UWG and the Nidiffer Family.

“Nidiffer Preferred Stock” means Seven Million (7,000,000) shares of Series B Preferred Stock, representing all of the authorized, issued and outstanding shares of Series B Preferred Stock.

“Nidiffer Senior” means Raymond L. Nidiffer, an individual resident in the State of Oregon.

“Obligations” shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by the Company pursuant to the loan agreements with GECC, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the loan agreements with GECC.

“Old Series A Preferred” has the meaning set forth in the Recitals.

“Old UWG Shares” has the meaning set forth in the Recitals.

“Patent License” shall mean rights under any written agreement now owned or hereafter acquired by the Company granting any fight with respect to any invention on which a Patent is in existence.

“Patents” shall mean all of the following in which the Company now holds or hereafter acquires any interest: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United similar office or agency of the United States, any States Patent and Trademark Office or in any State or Territory thereof, or any other country, and (ii) all reissues, divisions, continuations, continuations-in-part or extensions thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan, as defined in Section (3)(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which the Company or, if a Title IV Plan, any Subsidiary of the Company or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Permitted Encumbrances” shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 8.1(b); (ii) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of the Company; (v) inchoate and unperfected workers’, mechanics’, suppliers’ or similar liens arising in the ordinary course of business; (vi) carriers’, warehousemen’s or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable in an outstanding aggregate amount not in excess of $250,000 at any time; (vii) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Company is a party; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; and (ix) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Properties” has the meaning set forth in Section 4.11.

“Recapitalization” has the meaning set forth in the Recitals.

“Release” shall mean, as to any Person, any release or any spilling, leaking, pumping, pouring, emitting emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a Hazardous Material into the indoor or outdoor environment by such Person (or by a person under such Person’s direction or control), including the movement of a Hazardous Material through or in the air, soil, surface water, ground water or property; but shall exclude any release, discharge, emission or disposal in material compliance with a then effective permit or order of a Governmental Authority.

“Representative” means with respect to any Person, any officer, director, manager, principal, attorney, accountant, investment bankers, agent, employee or other representative.

“Restricted Payment” shall mean, with respect to any Person, (i) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person’s Stock, (ii) any payment on account of the purchase, redemption, defeasance or other retirement of such Person’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (iii) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person, except payment of funds to UWG in accordance with the terms of business conducted with UWG, or (iv) any payment to a holder of subordinated debt other than the Subordinated Term Note (as defined in the GECC Loan Agreement) in accordance with the GECC Loan Agreement.

“Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, of even date herewith, by and among the Company, UWG and the Senior Management.

“Senior Debt” shall mean the Indebtedness of the Company which is not subject to a subordination agreement, and shall include, but is not limited to, the Indebtedness of the Company to the Senior Lenders (as defined in the GECC Loan Agreement).

“Senior Management” shall mean Douglas A. Nidiffer, Rex R. Scoggins, and Larry Hage.

“Series A Preferred Stock” has the meaning set forth in the Recitals.

“Series B Preferred Stock” means the Company’s Series B nonconvertible preferred shares, stated value $100 per share, having the rights, restrictions, privileges and preferences contained in the Articles.

“Shareholder” has the meaning set forth in the Recitals.

“Shareholders Agreement” has the meaning set forth in Section 6.11.

“Shareholder Guaranty” means that certain Continuing Guaranty executed by the Senior Management in favor of UWG.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Stockholder” shall mean each holder of Stock of the Company.

“Subject Property” shall mean all real property owned, leased or operated by the Company or any Subsidiary thereof or any Affiliate of any of the foregoing.

“Subsidiary” shall mean with respect to any Person, (i) any corporation of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise and (ii) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of 50% or more or of which any such Person is a general partner or may exercise the powers of a general partner.

“Supply Agreement” has the meaning set forth in Section 6.10.

“Title IV Plan” shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

“Trademark License” shall mean rights under any written agreement now owned or hereafter acquired by the Company granting any right to use any Trademark or Trademark registration.

“Trademarks” shall mean all of the following now owned or hereafter acquired by the Company: (i) all common law and statutory trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof, and (iii) all licenses thereunder and together with the goodwill associated with and symbolized by such trademark.

“Transaction” has the meaning set forth in Section 11.2(c).

“Transaction Documents” means this Agreement, the Supply Agreement, the Shareholders Agreement, the Right of First Refusal Agreement, the Articles, the Statement of Withdrawal, the Shareholder Guaranty, the Nidiffer Subordination Agreement, and the Nidiffer Exchange Agreement.

“Transaction Fixed Charges” shall mean scheduled principal amortization amounts on the Senior Term Loan Note (as defined in the GECC Loan Agreement) and Subordinated Term Loan Note (as defined in the GECC Loan Agreement) plus cash Taxes (as defined in the GECC Loan Agreement) plus Net Cash Interest Expense measured on a trailing four Fiscal Quarter basis.

“Transaction Fixed Charge Coverage” shall mean Cash Flow divided by Transaction Fixed Charges.

“UWG” has the meaning set forth in the Preamble.